Exhibit 10.1
As of April 1, 2015

Mr. Steven Beeks

RE: Employment Agreement

Dear Mr. Beeks:

On behalf of Lions Gate Films Inc. (the “Company”), this is to confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The terms of Employee’s employment are as follows:

1.    TERM

(a) The term of this agreement (“Agreement”) will begin April 1, 2015 and end March 31, 2018, subject to termination as provided for in Section 7 below (the “Term”). Until April 1, 2015, the employment agreement dated March 5, 2012, and subsequently amended December 17, 2012, between the Company and Employee (the “Prior Agreement”) governed the terms and conditions of Employee’s employment. During the Term of this Agreement, Employee will serve as Co-Chief Operating Officer (“Co-COO”) and Co-President, Motion Picture Group. As Co-COO, Employee will report to the Company’s Chief Executive Officer (“CEO”), currently Jon Feltheimer. As Co-President, Motion Picture Group, Employee will report to the Co-Chairs of the Company’s Motion Picture Group, currently Robert Friedman and Patrick Wachsberger, or the Company’s designee(s) who substantially perform the functions of the Co-Chairs of the Company’s Motion Picture Group. Notwithstanding anything herein to the contrary, at any time during the Term, Company may require by written notice (“Title Notice”) that Employee serve solely as the Co-COO or the Co-President, Motion Picture Group, and such requirement shall not be a breach of the Agreement. Following receipt of the Title Notice, Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company as either the Co-President, Motion Picture Group or the Co-COO, as the case may be.

(b) So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.

(c) As long as Employee’s meaningful business time is devoted to the Company, Employee may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not

Mr. Steven Beeks
As of April 1, 2015

conflict with the Company’s interests or otherwise interfere with Employee’s performance under this Agreement.

2.    COMPENSATION

(a) Salary. During the Term, Employee shall be entitled to receive a base salary at the rate of NINE HUNDRED FIFTY THOUSAND DOLLARS ($950,000.00) per year (“Base Salary”), payable in accordance with the Company’s normal payroll practices in effect.

(b) Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.

(c) Bonuses. During the Term, Employee shall be eligible to receive annual performance bonuses with a target of seventy-five percent (75%) of Base Salary based upon such Company and/or individual performance criteria as determined by the Compensation Committee (the “CCLG”) of the Board of Directors (the “Board”) of Lions Gate Entertainment Corp. (“Lions Gate”), the Company’s parent, in its discretion and in consultation with the CEO, provided that Employee must be employed with the Company through the end of the Company’s fiscal year and at the time when such bonus, if earned, is paid to be eligible to receive a bonus for a given fiscal year. In the event that Employee is terminated pursuant to Section 7(a)(v) below, Employee shall be eligible for a pro-rated bonus based upon the amount of time worked during the fiscal year in which the termination occurs, determined using the same criteria as used to determine bonuses for other senior level executives and paid at the same time that such bonuses are paid to employees of the Company. Any such bonus will be paid as soon as practicable after the end of the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).

(d)    Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.    BENEFITS

As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other similarly situated salaried employees of the Company and in all events subject to the terms of such plans. For the sake of clarity, such plans do not include compensation and/or any bonus plans.

Mr. Steven Beeks
As of April 1, 2015

4.    VACATION AND TRAVEL

(a) Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of the CEO, which shall not be unreasonably withheld, and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. Employee shall not accrue paid vacation.

(b) Employee shall be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.

(c) Employee shall also be entitled to (i) business class travel for flights in excess of four (4) hours; (ii) all customary “perqs” of division heads within the Company; (iii) a cellular telephone which may be expensed; (iv) a reserved parking space; and (v) reimbursement for all expenses reasonably incurred in connection with his employment.

(d) The Company reserves the right to modify, suspend or discontinue any and all of the above-referenced benefits, plans, practices, policies and programs (including those in Section 3) at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as action is taken in general with respect to other similarly situated persons and does not single out Employee.

5.     STOCK

(a) Grant/Option. On May 6, 2015 the CCLG of the Board of Lions Gate approved the grant to Employee of 33,333 Lions Gate restricted share units (the “Grant”) and the right to purchase 116,667 shares of Lions Gate common stock (the “Option”) in accordance with the terms and conditions of the 2012 Lions Gate Performance Incentive Plan (the “Plan”). The exercise price per share for the Option shall be the closing price (in regular trading) of Lions Gate common stock on the NYSE on the Award Date. The award date shall be May 5, 2015 (the “Award Date”). The Grant and Option shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of restricted stock units and common stock under the Plan.

(i)	Vesting. Subject to the terms hereof, the Grant and Option shall vest as follows:

(A)	the first 11,111 restricted share units of the Grant and the first 38,889 common shares of the Option shall vest on the first anniversary of the Award Date;

Mr. Steven Beeks
As of April 1, 2015

(B)	an additional 11,111 restricted share units of the Grant and an additional 38,889 Lions Gate common shares of the Option shall vest on the second anniversary of the Award Date; and,

(C)	the final 11,111 restricted share units of the Grant and the final 38,889 Lions Gate common shares of the Option shall vest on March 31, 2018.

(ii)     Continuance of Employment. The vesting schedule in Section 5(a)(i) above requires Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Grant, the Option and the rights and benefits thereto.

(b) Performance Grant/Performance Option. On May 6, 2015 the CCLG of the Board of Lions Gate, also approved the grant to Employee of 66,667 Lions Gate restricted share units (the “Performance Grant”) and the right to purchase 233,333 shares of Lions Gate common stock (the “Performance Option”) in accordance with the terms and conditions of the Plan. The exercise price per share for the Performance Option shall be the closing price (in regular trading) of Lions Gate common stock on the NYSE on the Award Date. .The Performance Grant and Performance Option shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of restricted stock units and common stock under the Plan.

(i)	Vesting. Subject to the other terms hereof, the Performance Grant and the Performance Option shall vest as follows:

(A)	the first 22,223 restricted share units of the Performance Grant and the first 77,778 common shares of the Performance Option shall be eligible to vest on the first anniversary of the Award Date;

(B)
an additional 22,222 restricted share units of the Performance Grant and an additional 77,778 common shares of the Performance Option shall be eligible to vest on the second anniversary of the Award Date; and,

(C)	the final 22,222 restricted share units of the Performance Grant and 77,777 common shares of the Performance Option shall be eligible to vest on March 31, 2018.

The vesting of the Performance Grant and the Performance Option on the applicable vesting dates shall be subject to an assessment of Employee’s performance over the twelve (12) month period ending on

Mr. Steven Beeks
As of April 1, 2015

such Performance Grant and Performance Option vesting date, based on such Company and/or individual performance criteria determined by the CCLG in consultation with the CEO, based upon the criteria listed in Exhibit A to this Agreement. Determination of the portion of an annual Performance Grant and Performance Option vesting on each applicable vesting date, if any, shall be made by the CCLG. All shares from the Performance Grant and Performance Option that do not vest on the respective Performance Grant and Performance Option vesting date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any portion of the Performance Grant and the Performance Option scheduled to vest on any such applicable vesting date that does not vest on such date may vest on any future Performance Grant and Performance Option vesting date.

(ii)     Continuance of Employment. The vesting schedule in Section 5(b)(i) above requires Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Performance Grant, the Performance Option and the rights and benefits thereto.

(c) Acceleration of Grants and Options. In the event that Employee dies during the Term of this Agreement, the Grant, Option, Performance Grant and Performance Option referred to in Sections 5(a)-(b) of this Agreement, to the extent then outstanding and unvested, shall accelerate and immediately become fully vested. In the event that Employee is terminated pursuant to Section 7(a)(v) below, any portion of the Grant or Option referred to in Section 5(a) scheduled to vest during the contract year (i.e. April 1 – March 31 of the following year) in which the termination occurs, to the extent then outstanding and unvested, shall accelerate and immediately become fully vested.

(d) Change of Control.

(i)
If a Change of Control occurs during the Term of this Agreement and Employee is terminated pursuant to Section 7(a)(v) below within six (6) months following the Change of Control, the Grant, Option, Performance Grant and Performance Option granted to Employee pursuant to Sections 5(a) and 5(b) above, to the extent then outstanding and unvested, shall accelerate and immediately become fully vested.

(ii)	For the purposes of this Agreement, “Change of Control” shall mean:

Mr. Steven Beeks
As of April 1, 2015

(A)
if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control twenty-five percent (25%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement of each party hereto (collectively, a “Twenty-Five Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(B)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect);

(C)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(D)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Twenty-Five Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(E)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or

Mr. Steven Beeks
As of April 1, 2015

group of shareholders acting in concert obtain control of half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(F)	if there is a dissolution or liquidation of Lions Gate; or

(G)
if there is any transaction or series of related transactions that has the substantial effect of any or more of the foregoing, excluding any transaction or series of transactions involving a Twenty-Five Percent Holder.

(e) Effect on Prior Grants. The Grant, Option, Performance Grant and Peformance Option provided for in Sections 5(a)-(b) above are in addition to, and not in lieu of, any and all grants and options provided for in any and all previous agreements between Employee and Company. Any and all grants and options granted under such prior agreements shall be unaffected by this Agreement.

6.    HANDBOOK

Employee agrees that the Company Employee Handbook outlines other policies in addition to the terms set forth in this Agreement, which will apply to Employee’s employment with the Company, and Employee acknowledges receipt of such handbook. Employee acknowledges and agrees that it is Employee’s obligation to read, understand and adhere to the rules and policies set forth in such handbook. Employee acknowledges and agrees that the Company retains the right to revise, modify or delete any such policy or any employee benefit plan it deems appropriate.

7.    TERMINATION

(a) This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(i)	The mutual written agreement between the Company and Employee;

(ii)	The death of Employee;

(iii)
Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of twelve (12) consecutive weeks or sixteen (16) weeks in any year, provided that Employee has not cured disability within ten (10) days of written notice;

Mr. Steven Beeks
As of April 1, 2015

(iv)
The determination on the part of the Company that “cause” exists for termination of this Agreement, provided that Employee has not cured such “cause” within fifteen (15) days of written notice by Company, if such “cause” is capable of cure. If no cure is possible or Employee has failed to cure, Employee’s employment shall terminate upon the 15th day following notice of termination. As used herein, “cause” is defined as the occurrence of any of the following:

(A)	Employee’s conviction of a felony or plea of nolo contendere to a felony (other than a traffic violation);

(B)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee; or

(D)	any act of misconduct by Employee having a substantial adverse effect on the business or reputation of the Company;

(v)
Employee is terminated “without cause.” If the Company elects to terminate Employee “without cause,” it must provide Employee with sixty (60) days prior written notice. Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)(i)-(iv) above. In the event of a termination “without cause,” subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days after the date the Company provides such release (and Employee’s not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a severance payment equal to 50% of the amount of the Base Salary that Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date, but in no event less than the greater of either (i) twelve (12) months’ Base Salary at the monthly rate in effect on the date of such termination, or (ii) the amount Employee would receive from the Company’s severance policy for non-contract employees that is currently in effect at the time of termination; provided, however, that in the event such a termination “without cause” occurs on or

Mr. Steven Beeks
As of April 1, 2015

within six (6) months following a Change of Control, (x) instead of the severance payment provided for above, Employee shall be entitled to receive a continued Base Salary as set forth in Section 2 through the conclusion of the Term, subject to Employee’s obligation to mitigate in accordance with California Law (unless such termination occurs during the final year of the Term, in which case the severance payment shall be twelve (12) months’ Base Salary paid in one lump sum), and (y) Employee’s equity-based awards granted by Lions Gate, to the extent then outstanding and unvested, shall become fully vested upon such termination. Any lump sum cash severance payable to Employee pursuant to the preceding provisions of this Section 7(a)(v) shall be paid, subject to Section 15(b), as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s payment of the amount referred to in this Section 7(a)(v), in addition to the accrued obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee, with the exception that Employee shall remain eligible for any amounts payable under Section 2(c) above.

(b) In the event that this Agreement is terminated pursuant to Sections 7(a)(i)-(iv) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that the Company shall pay to Employee any base salary that had accrued but had not been paid as of the date of termination. Following the termination of the Term and/or this Agreement for any reason, Sections 9-15 shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.

8.    EXCLUSIVITY AND SERVICE

Employee’s services shall be exclusive to the Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and

Mr. Steven Beeks
As of April 1, 2015

professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.

9.    INTELLECTUAL PROPERTY

(a) Employee agrees that the Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Employee’s services, work and labor in connection with Employee’s employment by the Company, during the Term and any other period of employment with the Company, free and clear of any claims, liens or encumbrances. Employee shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, clients and potential client lists, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Employee, solely or jointly with another, while employed by the Company (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder (collectively, “Proprietary Rights”).

(b) All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and transfers and agrees to assign and transfer to the Company (or as otherwise directed by the Company) Employee's full rights, title and interests in the Proprietary Rights to the Company or its designee. In addition, Employee shall deliver to the Company any and all drawings, notes, specifications and data relating to the Proprietary Rights. Whenever requested to do so by the Company, Employee shall execute and deliver to the Company any and all applications, assignments and other instrumentsd and do such other acts that the Company shall reasonable request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company's then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under California Labor Code Section 2870.

Mr. Steven Beeks
As of April 1, 2015

10.    ASSIGNMENT AND DELEGATION

Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio.

11.    TRADE SECRETS

The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its parent, affiliated and subsidiary entities, including without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed or otherwise becomes known to the public generally other than by breach of this Agreement by Employee) that this information constitutes the Company’s trade secrets. Notwithstanding the above, the parties acknowledge and agree that trade secrets shall not include any information that Employee can demonstrate (i) was publicly available at the time of its disclosure to Employee; (ii) was already in Employee’s possession at the time of disclosure; (iii) was rightfully received by Employee from a third party not subject to obligations of confidentiality, or (iv) was independently developed by Employee without use of any trade secrets.

Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for the Company, as required by applicable law or court order, or if authorized in writing by the Company. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company and its parent, affiliated and subsidiary entities that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities at any time during or following the Term. In addition, in order to protect any such confidential information, Employee agrees that during the Term and for a period of two (2) years thereafter, Employee will not, directly or indirectly, induce or entice any other executive or employee of the Company, with the sole exception of Employee’s assistant if Company has employed an individual in such role, to leave such employment.

Mr. Steven Beeks
As of April 1, 2015

12.    ARBITRATION

Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be brought within the statute of limitations period applicable to the claim as if that claim were being filed with the judiciary or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment. The Company shall pay for the administrative costs of such hearing and proceeding.

13.    INTEGRATION, AMENDMENT, NOTICE, SEVERABILITY, AND FORUM

(a) This Agreement expresses the binding and entire agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (including, without limitation, the Prior Agreement, with the sole exception of Section 5 therein, which shall remain in full force and effect).

(b) All modifications or amendments to this Agreement must be made in writing and signed by both parties.

(c) Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed to the Company at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404 and to Employee at the address set forth above, or to such address as either party may have furnished to the other in writing in accordance herewith.

Mr. Steven Beeks
As of April 1, 2015

(d) If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.

(e) This Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall, subject to the arbitration agreement set forth in Section 12 above, be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

14.    INDEMNIFICATION

Except with respect to claims resulting from Employee’s willful misconduct or acts outside the scope of his employment hereunder, Employee shall continue to be defended, indemnified and held harmless by Company in respect of all claims arising from or in connection with his position or services as an Employee of the Company to the maximum extent permitted in accordance with Lions Gate’s Articles of Incorporation, and under applicable California and British Columbia law (including, without limitation and as applicable, attorney’s fees), and shall be covered by the Company’s applicable directors and officers insurance policy.

15    SECTION 409A

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

(b)    Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (as defined above), Employee shall not be entitled to any payment or benefits pursuant to Section 7(a)(v) until the earlier of (i) the date which is six (6) months after Employee’s separation from service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after

Mr. Steven Beeks
As of April 1, 2015

the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(c)    To the extent that any reimbursements pursuant to the provisions of this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

Please acknowledge your confirmation of the above terms by signing below where indicated.

Very truly yours,

LIONS GATE FILMS INC.

/s/ Wayne Levin
Wayne Levin
Chief Strategic Officer and General Counsel, Lions Gate Entertainment Corp.

AGREED AND ACCEPTED
This 6th day of May, 2015

/s/ Steven Beeks
STEVEN BEEKS